{Safeco logo]                                Safeco Life Insurance Company
                                             P.O. Box 3882
                                             Seattle, WA 98124-3882

              Minimum Guaranteed Death Benefit - Annual Reset Rider


This rider is a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the terms of this rider will control. Once this rider has been selected, it cannot be revoked.

If the age of any Owner has been misstated so that the Owner would not have been eligible to purchase this benefit, this rider will be rescinded.

When the Contract switches from the Accumulation Phase to the Income Phase, the benefit will be terminated and the charge will no longer be assessed.

When a spouse continues the Contract after the death of an Owner, the effects are as follows:
o If the spouse continues the Contract after the death of the sole Owner or older joint Owner, the benefit is terminated and the charge will no longer be assessed.
o If the spouse was the older joint Owner and continues the Contract after the death of the younger joint Owner, the benefit remains in effect and the charge will continue to be assessed.


Under "DEATH BENEFIT PROVISIONS - DEATH OF OWNER Prior to the Annuity Date", "Calculation of Death Benefit - Minimum Guaranteed Death Benefit Reset" is amended to read as follows:

     Minimum Guaranteed Death         The minimum guaranteed death benefit will
     Benefit Reset                    be reset annually on the contract
                                      anniversary  until the older Owner
                                      attains age 75. The reset benefit is
                                      equal to the immediately
                                      preceding minimum guaranteed death
                                      benefit or the contract value on that
                                      date, if higher.


Under "CHARGES - INSURANCE CHARGES", "Minimum Guaranteed Death Benefit - Annual Reset Rider Charge" is added to the Contract:

     Minimum Guaranteed               The minimum guaranteed death benefit -
     Death Benefit- Annual            annual reset rider charge is equal on an
     Reset Rider Charge               annual basis to [0.20%] of the average
                                      daily net assets of each Portfolio.


All other terms and conditions of the Contract remain unchanged.


                                               Safeco Life Insurance Company


                                               C.B. Mead
                                               Sr. Vice President and Secretary